UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2012

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 1, 2012, Coinstar, Inc. (the “Company”) entered into a letter agreement (the “ASR Agreement”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to effect an accelerated share repurchase of Company common stock under the share repurchase program previously authorized by the Company’s Board of Directors. As of September 30, 2012, the Company was authorized to repurchase up to $209.7 million of its common stock.

Under the ASR Agreement, the Company will pay a purchase price of $75 million to Morgan Stanley on November 2, 2012 and receive an initial number of shares from Morgan Stanley in connection with the inception of the ASR Agreement. The actual number of shares that the Company will repurchase under the ASR Agreement will be determined based on a discount to the arithmetic mean of the volume-weighted average prices of the Company's common stock for each observation date over the course of applicable calculation periods. A calculation period is expected to end no later than the end of December 2012. If the actual number of shares to be repurchased under the terms of the ASR Agreement exceeds the number of shares previously delivered, the Company will receive from Morgan Stanley a number of additional shares equal to such excess following the conclusion of the calculation period. The Company will be under no obligation to compensate Morgan Stanley if the calculated number of shares to be repurchased at the conclusion of the calculation period is less than the number of shares delivered.

The Company’s outstanding shares used to calculate earnings per share will be reduced by the number of repurchased shares pursuant to the ASR Agreement as they are delivered to the Company, and the $75 million purchase price will be recorded as a reduction in stockholders’ equity upon its payment.

The ASR Agreement contains certain terms customary for agreements of this type, including provisions for adjustments upon the occurrence of certain extraordinary corporate transactions and setting forth certain circumstances under which the ASR Agreement may be extended, terminated or unwound early.

Morgan Stanley and its affiliates have performed, and may in the future perform, various commercial banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: November 1, 2012	By:	/s/ J. Scott Di Valerio
J. Scott Di Valerio Chief Financial Officer

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